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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We hereby consent to the inclusion in the Prospectus of this Registration Statement on Form SB-2 being filed by JAG Media Holdings, Inc. (the "Company") of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated November 8, 2004 on the consolidated financial statements of the Company and its subsidiaries as of July 31, 2004 and for the years ended July 31, 2004 and 2003. We also consent to the related reference to our firm under the caption "Experts" in the Prospectus of this Registration Statement.


/s/ J.H.Cohn LLP

Roseland, New Jersey
December 28, 2004